Valhi, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240	Exhibit 5.1

May 27, 2021
Valhi, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240

Ladies and Gentlemen:

I am Vice President, Secretary and Associate General Counsel of Valhi, Inc., a Delaware corporation (the “Company”), and am an employee of Contran Corporation, a Delaware corporation that is an indirect parent corporation of the Company.   I am rendering my opinion in connection with the filing by the Company with the Shares and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the grant from time to time of up to 100,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) available for issuance under the Valhi, Inc. 2021 Non-Employee Director Stock Plan (the “Plan”).

I have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, I have, without independent inquiry or investigation, assumed that (i) all documents submitted to me as originals are authentic and complete, (ii) all documents submitted to me as copies conform to authentic, complete originals, (iii) all signatures on all documents that I reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that I reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that I reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, I am of the opinion that the issuance of the Shares has been duly authorized and the Shares, when issued, will be validly issued, fully paid and non-assessable.

I have assumed that (a) grants of shares of Common Stock under the Plan (“Grants”), which Grants are yet to be granted, will be duly granted in accordance with the terms of the Plan; (b) the Shares will be duly issued in accordance with the terms of the Plan; (c) the Company maintains an adequate number of authorized but unissued shares and/or treasury shares of Common Stock available for issuance to those directors of the Company who receive Grants; and (d) the consideration actually received by the Company (or the increase in the Company’s capital on the books of the Company, if applicable) for each issued Share is equal to or exceeds the par value thereof.

I am a member of the Bar of the State of Texas, and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Jane R. Grimm

Jane R. Grimm
Vice President, Secretary and
Associate General Counsel